Exhibit 107

Calculation of Filing Fee Table

        S-8

(Form Type)

        Webster Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share(3)	457(c), (h)	4,000,000	$32.21	$128,840,000	0.00011020	$14,198.17

Total Offering Amounts:					$128,840,000		$14,198.17

Total Fees Previously Paid:							—

Total Fee Offsets:							—

Net Fee Due:							$14,198.17

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of common stock which become issuable under the Webster Financial Corporation 2021 Stock Incentive Plan, as amended and restated effective April 26, 2023, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Webster Financial Corporation’s outstanding shares of common stock and (ii) an indeterminate amount of interests to be offered or sold pursuant to the above named plan.

(2)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Webster Financial Corporation common stock on May 4, 2023, as reported on the New York Stock Exchange.